EXHIBIT 23.5

WOLRIGE MAHON LLP
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-4, dated December 22, 2005, of our report dated October 6, 2003, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2003 and 2002 and for the two years ended June 30, 2003, which appears in such Form S-4.

“Wolrige Mahon LLP”
CHARTERED ACCOUNTANTS
Vancouver, B.C.
January 26, 2006